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LAZY
AND
STUPID

George Condo
GARGANTUA · 2015

George Condo has been called 'The Latest American Painting' for his innovative and a historical work.

6% PROGRESS

21.4%
PRICE APPRECIATION OF SIMILAR WORKS

$2,400,0
APPRAISED VAL

$1,650,000
INITIAL OFFERING

B ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

INVEST NOW

$2,662,000
INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

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topher Wool
STUPID · 1992

her Wool's captivating text paintings were ed by graffiti, commercial painting and ure.

RESS

%
PRECIATION AR WORKS

$1,300,000
APPRAISED VALUE

$1,210,000
INITIAL OFFERING

B ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

INVEST NOW

$2,400,000

APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

Third Party Appraisal



George Condo

INVEST NOW

George Condo has been called ‘The Latest Hero of American Painting’ for his innovative and art historical work.


George Condo
GARGANTUA

DEAL TERMS

HISTORICAL RETURNS

BIOGRAPHY

MEDIA

DOCUMENTS

WHY WE LIKE THIS PAINTING

The Painting is a large-scale example from George Condo’s series of cubist-inspired works, which demonstrates his years of exploration and experimentation with Surrealist imagery, art historical references and portraiture.

Although Condo’s stylistic variations have evolved over the course of his decades-long career, his paintings from this series are regarded as the culmination of his compositional prowess. In fact, as of September 23, 2020, the second highest price for any work by the artist to be sold at auction was achieved by *Nude and Forms* (2014), a cubist inspired grouping of multiple figures presented in a variety of bold colors in a diagonal composition on a canvas support that measures at the same scale as the Painting. *Nude and Forms* (2014) sold for $6,162,500 in May of 2018.

In close comparison to the Painting, is *Red and Black Diagonal Portrait* (2016), which measures at 84 inches by 82 inches, and sold for £1,748,750 ($2,275,194) at auction in 2018. Although this comparable work was painted a year later and is slightly larger in scale, both works exhibit a deconstructed figure in Condo’s unique cubist-inspired visual language and display a limited palette in a diagonal composition. While this comparative work features a red background, the Painting is executed in complete grayscale, which may be a nod to “Guernica”, Pablo Picasso’s singular masterpiece from 1937. Another close comparison to the Painting is *Lost at Sea* (2014), which is similar in scale, style and although presented in a colorful palette, also exhibits a dark grisaille background, like that of the Painting. *Lost at Sea* (2014) sold at auction for $2,550,000 in October of 2020. Overall, the year, composition and large scale make the Painting a desirable and excellent example from George Condo’s series of cubist portraits.

21.4%

PRICE APPRECIATION OF SIMILAR WORKS FOR CONDO

Learn more about price appreciation, and view our important disclosures

Deal Terms

THE PAINTING

Gargantua

Masterworks has agreed to acquire the Painting, which measures 80 inches by 72 inches in a privately negotiated transaction on September 25, 2020.



Gargantua
2015
oil on linen
80 × 72 inches (203.3 × 182.8 cm)

PRICE APPRECIATION OF SIMILAR WORKS BY GEORGE CONDO

21.4%

Reflects realized prices of similar works selected by Masterworks based on public auction sales data. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by George Condo with the following criteria: cubist portraits painted between 2011 and 2018 that are no smaller than 59 inches by 55 inches and no larger than 84 inches by 83 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Price appreciation data is based on auction sales occurring on or prior to October 6, 2020 and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*

APPRAISED VALUE

$2,400,000

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal. Investors are cautioned not to put undue emphasis on the appraisal.

OFFERING SIZE

$1,650,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on EDGAR—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by George Condo


$2.75m
$2.50m
$2.25m
$2m
$1.75m
$1.50m
$1.25m
$1m
$750k
$500k
$250k
$0
2013
2016
2019
Similar Paintings

Reflects realized prices of similar works selected by Masterworks based on public auction sales data. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by George Condo with the following criteria: cubist portraits painted between 2011 and 2018 that are no smaller than 59 inches by 55 inches and no larger than 84 inches by 83 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Price appreciation data is based on auction sales occurring on or prior to October 6, 2020 and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*



Frankenstorm

Auction House	Christie's
Sales Date	May 13, 2013
Year	2012
Sold For	**$840,000**



Constructed Head

Auction House	Christie's
Sales Date	Oct 17, 2015
Year	2011
Sold For	**$263,593**



The Pilot

Auction House	Sotheby's

Historical George Condo Price Appreciation

The data below includes auction sales in which an object sold more than once at auction since the later of (i)1950 or (ii) the date of the artist's first auction sale as tracked by Masterworks, listed from most recent sale to least recent sale.



PURCHASE PRICE
≈ $59,399

SALE PRICE
≈ $128,163

SALE PRICE
≈ $961,048

GROSS APPRECIATION
▲ **16.18x** (9 years)



PURCHASE PRICE
$14,340

SALE PRICE
$200,000

GROSS APPRECIATION
▲ **13.95x** (13 years)



PURCHASE PRICE
$7,638

SALE PRICE
$68,500

GROSS APPRECIATION
▲ **8.97x** (12 years)



PURCHASE PRICE
$3,680

SALE PRICE
≈ $38,080

GROSS APPRECIATION
▲ **10.35x** (19 years)

MORE RESULTS

Biography

George Condo (b. 1957, New Hampshire) is one of America's most celebrated and influential contemporary artists working today. In 1976, George Condo enrolled to study Art History and Music Theory at the University of Massachusetts, but left after two years to study at the Massachusetts College of Art in Boston. After one year in the program, Condo dropped out of school altogether to pursue his career as a painter and musician, and in 1979, moved to New York City where he supported himself with a series of odd jobs. Most notably, Condo briefly worked for Rupert Smith, who printed for Andy Warhol. During this time, Condo began teaching himself new painting techniques inspired by Old Master painters, such as Rembrandt van Rijn and Giambattista Tiepolo. George Condo's early work culminated in his first commercially successful shows organized in 1984 by Monika Sprüth in Cologne and shortly thereafter by Pat Hearn and Barbara Gladstone in New York. By then, Condo had developed friendships with the stars of the downtown art scene, like Jean-Michel Basquiat and Keith Haring, and Andy Warhol had even acquired several of his canvases. For the next two decades, Condo continued to work prolifically and was exhibited by major galleries and institutions, the most notable of which was the 2005 'One Hundred Women. Retrospective', which traveled from the Museum of Modern Art in New York to the Kunsthalle Bielefeld in Germany, as well as the 2006 'Wrong Gallery' exhibition at the Tate Modern in London. In 2010, Kanye West collaborated with George Condo to produce nine paintings for the album art of the music legend's "My Beautiful Dark Twisted Fantasy" record, which brought the artist's visual aesthetic further into the public eye. George Condo's collaborations with music icons has continued into 2020, with the album art for Travis Scott's single "FRANCHISE", released on September 25, 2020.

George Condo's evolving artistic contributions have also been recognized at leading international cultural events, with his participation in the Whitney Biennial of 1987 and 2010, the Venice Biennale of 2013 and 2019, and the Gwangju Biennial of 2014, among others. Works by George Condo reside in some of the most esteemed collections of contemporary art in the world, including The Museum of Modern Art, the Whitney Museum of American Art, the Solomon R. Guggenheim Museum and the Metropolitan Museum of Art in New York, the National Gallery of Art in Washington, D.C., as well as the Tate Modern in London, the Centre Georges Pompidou in Paris, and more. Though George Condo's market has been active for decades, new records have been set at auction in recent years by the artist's more recent works, painted in the early 2010s. *Force Field* (2010) sold for $6,857,413 (HK$53,150,000) in 2020, *Nude and Forms* (2014) sold for $6,162,500 in 2018, followed by *Washington Square Park* (2010), which sold for $4,812,500 in 2018, and *Compression IV* (2011), which sold for $4,066,600 in 2017.

Media








2015





Documents

Offering Circular	Official Filing
Appraisal	Gargantua Appraisal
Provenance	The Artist Sprüth Magers Gallery Private collection Acquired from the above by Masterworks

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